Exhibit 99.1

CRC HEALTH GROUP CEO TO STEP DOWN; ANNOUNCES SEARCH FOR SUCCESSOR

Barry Karlin to Remain Chairman of Company he Founded

CUPERTINO, California, June 28, 2010 – CRC Health Group, a leading provider of substance abuse treatment and adolescent youth services, today announced that Barry Karlin has made the personal decision to step down as Chief Executive Officer after 15 years at the helm of the Company he founded. CRC has initiated a search for his successor, and expects to appoint a new CEO by the end of 2010.

“These decisions are always difficult for company founders, but I believe this truly reflects a natural evolution in the needs of CRC as an organization,” said Karlin. “After devoting 15 years to building CRC, I feel now is the right time for a new CEO to take the reins and bring our Company to the next level.”

Karlin will remain CEO until his replacement is named to ensure a smooth transition. He will continue to serve as Chairman of the Board of CRC.

“I remain deeply committed to CRC, and am incredibly proud of our people, our strong management team, and our many achievements,” added Karlin. “My confidence in CRC has never been higher, and I believe the Company is well-positioned to continue to be a leader and innovator in delivering the best quality care to our patients and students for many years to come.”

About CRC Health Group

CRC Health Group offers the most comprehensive network of specialized behavioral care services in the nation. As a world-class specialty health organization, CRC has provided healing and hope in the lives of their patients and students. By offering the largest array of personalized treatment services, individuals, families and professionals can choose the most appropriate treatment setting for their behavioral, addiction, and therapeutic education needs. Every day, more than 30,000 people receive treatment from CRC programs making it the most trusted specialized behavioral health organization in the nation. CRC Health Group’s motivation for growth stems from a deep commitment to make their services widely and easily available to those in need, while maintaining passion for delivering advanced behavioral, addiction, and therapeutic education services. For over two decades, CRC programs have helped individuals and families reclaim and enrich their lives. For more information, visit www.crchealth.com or call (877) 637-6237.